Zendesk August 02 2016 Second Quarter 2016 Shareholder Letter Zendesk’s new responsive Help Center theme, “Copenhagen” Exhibit 99.2

2Zendesk Shareholder Letter - August 02 2016 The strong second quarter results Zendesk reports today reflect solid revenue growth, year-over-year improvement in operating margins, and neutral cash flow from operating activities—all while growing a broader customer base of more than 81,000 paid customer accounts. During the quarter, we also announced several new products, features, and capabilities important to our long-term strategy to have a bigger impact in business initiatives beyond customer support. Mikkel Svane CEO Elena Gomez CFO Marc Cabi Investor Relations Second quarter 2016 financial summary (in thousands, except per share data) Three Months Ended June 30, GAAP results 2016 2015 Revenue $ 74,200 $ 48,227 Gross profit 51,264 32,065 Gross margin 69.1% 66.5% Operating loss $ (26,296) $ (20,940) Operating margin -35.4% -43.4% Net loss $ (26,254) $ (21,482) Net loss per share (0.28) (0.25) Non-GAAP results Non-GAAP gross profit $ 54,387 $ 33,851 Non-GAAP gross margin 73.3% 70.2% Non-GAAP operating loss $ (5,632) $ (6,469) Non-GAAP operating margin -7.6% -13.4% Non-GAAP net loss $ (5,590) $ (7,011) Non-GAAP net loss per share (0.06) (0.08) For additional information regarding the “Non-GAAP results” financial measures discussed in this letter, please see “Non-GAAP results” and “About non-GAAP financial measures”. We continue to make progress in delivering revenue growth while improving our operating expenses as a percentage of revenue. For the second quarter of 2016, we are pleased to report revenue of $74.2 million, which represents 54% growth over the second quarter of 2015. While growing at a healthy annual rate, we remain focused on scaling our operations and delivering margin improvement. For the second quarter of 2016 versus the second quarter of 2015, we expanded GAAP gross margin to 69.1% from 66.5% and GAAP operating margin to -35.4% from -43.4%. When comparing the same periods on a non-GAAP basis, we expanded gross margin to 73.3% from 70.2% and operating margin to -7.6% from -13.4%.

3Zendesk Shareholder Letter - August 02 2016 Introduction Almost ten years ago, three friends in Denmark began rethinking customer service software and started Zendesk against the backdrop of the dramatic rise in cloud-based software, mobile technologies, and social networking. The original Zendesk was specifically designed to address the ever-evolving changes taking place in the marketplace. Today, the frontiers have shifted yet again, and we are watching as our customers embrace a new round of innovations such as artificial intelligence and entirely new messaging and social platforms. As consumers adopt these new channels and technologies with vigor, their expectations quickly change. As flexible as ever, Zendesk can easily scale and adapt to meet these evolving expectations and emerging business needs and growth. We have helped newly signed customers scale to handle more than a million tickets in a matter of weeks, while helping businesses move beyond transactional relationships to develop meaningful, long-term relationships with their customers. Our strategy for this year reflects the fast pace of change in the relationships between organizations and their customers. We’re focused on improving those relationships and moving into the broader space beyond traditional support. We have developed a brand that is recognized for its ability to innovate to stay ahead of trends, and recent product additions such as Satisfaction Prediction, Advanced Voice, SMS, and Zendesk Message give our customers even more powerful tools to stay competitive in the face of constant change. SMS Customer Service

4Zendesk Shareholder Letter - August 02 2016 In the second quarter of 2016 and more recently, we continued strong progress in our three key strategic areas: elevating our brand, becoming a multi-product company, and expanding our opportunity in the mid-market and enterprise. Elevate our brand To broaden the reach and influence of our brand, we launched our Relationships Are Complicated campaign in March and held more Relate Live events between May and July—including large events in San Francisco, London, and Sydney—with a lineup of inspirational business and customer experience leaders. Together, all Relate events in 2016 have attracted approximately 3,000 attendees. Become a multi-product company We furthered our product innovation by advancing our self-service capabilities, building support for SMS as a new communication channel, and announcing our second machine learning-based feature, Automatic Answers. Expand our opportunity in the mid-market and enterprise Our move up market received increased third-party recognition. For the first time, we were positioned in the Leaders quadrant in Gartner’s 2016 Magic Quadrant for the CRM Customer Engagement Center*. These recent business and product achievements join a growing list of milestones that we believe demonstrate our increasing reach and appeal. *The Gartner Report(s) described herein, (the "Gartner Report(s)") represent(s) research opinion or viewpoints published, as part of a syndicated subscription service, by Gartner, Inc. ("Gartner"), and are not representations of fact. Each Gartner Report speaks as of its original publication date (and not as of the date of this Shareholder Letter) and the opinions expressed in the Gartner Report(s) are subject to change without notice. San Francisco London Sydney

5Zendesk Shareholder Letter - August 02 2016 Key accomplishments Employee Count Paid Customer Accounts Zendesk Office Jan 2015 Zendesk Neighbor Foundation German Data Center Facebook Messenger Analyst Day Zendesk Message Analytics Gartner MQ Visionary Forrester Wave Pathfinder Gartner MQ Leader Automatic Answers 65K 75 K 80K New Yo rk London Advanc ed Vo ice Singapore 1, 000 July 2016 New Pricin g & Packaging 1, 500 70K Mexico City São Paulo Satisfaction Prediction San Francisco London Sydney 1, 200 Jan 2016 60K Melbourne Premium Live Chat SMS Google Play Help Center “Copenhagen”Of_f_ice 365

6Zendesk Shareholder Letter - August 02 2016 Brand Investment Broadening our brand awareness and appeal is a major focus as we seek to build on our customer service foundation to more broadly address the entire customer relationship with our products. A key initiative in this area is the Relate brand we launched late last year. Relate serves as an online publication and event series that inspires and educates customer service and experience leaders while exposing them to Zendesk. We held our latest Relate Live events in San Francisco, London, and Sydney, and the Relate website crossed a milestone of 50,000 monthly unique visitors in June. We also launched Relate Education, a new content channel on the site focused on leadership guides, video resources, and educational material for customer service and experience managers. Relate is also a natural platform for sharing our vision of better customer relationships. The event content closely tracked to the three big trends we believe are fundamentally reshaping customer relationships: • The popularity of new business models, including subscription- and convenience-based businesses, requires organizations to focus on long-term customer relationships and loyalty rather than transactions. • The promoter economy, led by a shift of influence toward consumers wielding the vast reach of social media and mobile technology, means that a customer can now be a business’s most influential promoter and most efficient marketing vehicle. • Today’s conscious consumers, especially millennials, prefer to do business with companies with strong and genuine records of social responsibility, requiring organizations to become transparent and responsive to the outside world and to empower their stakeholders and employees. Conscious Consumer Promoter Economy New Business Models

7Zendesk Shareholder Letter - August 02 2016 At Zendesk, corporate social responsibility is a core component of our brand. In May, we partnered with the Copenhagen-based non-profit Cycling Without Age, whose hybrid trishaw bikes allow volunteers to take local seniors out for rides in their community. Cycling Without Age is built on the concept that we can create a greater sense of community through the shared experience of a bike ride. The program is currently operational in San Francisco, through a partnership with the Curry Senior Center, and in Copenhagen, with plans to expand to other cities over the next year. We were awarded the Beyond the Check Award from the San Francisco Business Times as a result of our Cycling Without Age program as well as our partnership with the Glide Foundation, where volunteers regularly assemble HIV/HEP C harm reduction kits.

8Zendesk Shareholder Letter - August 02 2016 Product Initiatives As we move to become a multi-product company, we also continue to invest in product innovations that apply machine learning and artificial intelligence to customer relationships, address emerging consumer communication channels, and advance self-service. • We announced our second machine learning- based feature, Automatic Answers. Available in an early access program, it automatically responds to customer inquiries with relevant knowledge base articles, helping resolve inquiries before they ever reach an agent. • We introduced SMS as a native channel for support (now available in early access) so businesses globally can receive and respond to customer text messages within Zendesk. • Delivering self-service through our Help Center product is a core customer service strategy among our customers, and in the second quarter of 2016 we launched a series of self-service advancements. We introduced profiles in Help Center that allow community members to share relevant information about themselves and to showcase their recent activity and contributions. We also launched a new design theme, named “Copenhagen,” built from the ground up to be responsive across a wide range of devices. • The power of cloud computing is transforming the infrastructure of business communications, as evidenced by the success of companies like Twilio, creating opportunities to disrupt the market for call center software that has historically relied on legacy architectures. Twilio is the technology that powers Zendesk Voice, which continues to gain traction with greater penetration of our installed base and more agents per Advanced Voice customer on average than in the first quarter of 2016. For the second quarter of 2016, our quarter-over- quarter overall Voice subscription revenue growth rate was the highest of all our products. AUTOMATIC ANSWERS The magic of automatic Conscious Consumer

9Zendesk Shareholder Letter - August 02 2016 Moving Up Market Our ability to serve larger customers with enterprise-class settings is measured by our monthly recurring revenue generated by customers with 100 or more agents. At the end of the second quarter of 2016, 33% of our monthly recurring revenue was generated by customers in this category, compared to 33% as of the end of the first quarter of 2016 and 27% as of the end of the second quarter of 2015. We also measure our progress in landing larger accounts through our deals signed with contracts with annualized values of at least $50,000. During the second quarter of 2016, we signed over 11% more of such deals as compared to the second quarter of 2015. % of Total Quarter-Ending MRR from paid customer accounts with 100+ agents Monthly Recurring Revenue distribution from paid customer accounts 100+ AGENTS 33%

10Zendesk Shareholder Letter - August 02 2016 Our movement up market into the mid-market and enterprise space has garnered increased attention from industry analysts. Zendesk was positioned in the Leaders quadrant in Gartner's May 2016 Magic Quadrant for the CRM Customer Engagement Center*. We were also the fastest-growing among the top 20 CRM vendors, based on Gartner’s 2015 CRM software revenue worldwide for respective players in its May 2016 Market Share Analysis: Customer Relationship Management Software, Worldwide, 2015 report. Customers Notable success stories from our customers in the second quarter of 2016 include an ROI award for our customer Trustpilot, an international provider of user-generated reviews of online businesses since 2007. Trustpilot established an international support desk that was scalable, accommodated multiple languages, and supported the company’s continued growth. Agents can now switch easily between live chat, voice, and email. In June, Trustpilot was selected from more than 200 nominations as a winner of the Nucleus Research 2016 ROI Awards. The company’s selection was based on its support team’s implementation of Zendesk and the 1,272% ROI that Trustpilot realized with the project, as assessed by the Nucleus analyst team. Other noteworthy customers that recently joined us or expanded with us include: • Venmo, the popular mobile payment service • DoorDash, delivering food from your favorite restaurants • Vimeo, the video-sharing website with more than 170 million worldwide viewers • WNYC, New York’s flagship public radio station • Colorado State University - Global Campus, America’s first independent 100% online state university • Bleacher Report, a popular digital media company covering sports news • Procura, a provider of innovative healthcare information technology solutions *Gartner does not endorse any vendor, product or service depicted in its research publications, and does not advise technology users to select only those vendors with the highest ratings or other designation. Gartner research publications consist of the opinions of Gartner's research organization and should not be construed as statements of fact. Gartner disclaims all warranties, expressed or implied, with respect to this research, including any warranties of merchantability or fitness for a particular purpose.

11Zendesk Shareholder Letter - August 02 2016 Partnerships Our efforts to build partnerships with leading Internet and software platforms are an important part of our strategy for extending Zendesk into new channels and use cases within companies. Building on previously announced product integrations, in the second quarter of 2016 we invested in our relationship with Google across several of their properties, notably Google for Work and Google Play Store. In June, Google for Work selected Zendesk as a ‘New & Notable’ app in the Google Apps Marketplace. The selection was prompted by upgrades that enable businesses to easily set up a new Zendesk account and quickly add agents and admins from their Google directory. With more than two million businesses using Google for Work, our inclusion helped drive new Zendesk customers and trials for our low-touch, online sales model. Separately, we announced in May an integration allowing Zendesk customers to automatically convert Google Play Store reviews into support tickets when the review contains customer service issues requiring assistance. Some of our most innovative customers participated in the beta, including game developer Halfbrick, investment platform Robinhood, and project management software company Wrike. In the first two months, more than 300 customers integrated their Zendesk platform with Google Play, bringing a total of more than 440,000 reviews into Zendesk as tickets. Infrastructure Cloud infrastructure solutions like Amazon Web Services (AWS) offer Zendesk solid performance, flexibility, and scale. Earlier this year we launched our first service on AWS to serve Asia, which proved to be effective and scalable to suit our needs. Based on our experience in Asia, we accelerated our plans to use cloud infrastructure solutions in conjunction with our investment in our colocation data centers. Specifically, during the second half of this year, we plan to expand our use of cloud infrastructure solutions to serve customers in the Americas. Financials We are pleased to report strong second quarter 2016 results as we deliver on our mission to achieve solid growth and operating performance versus our prior year results. For the second quarter of 2016, we reported revenue of $74.2 million, which represents growth of 54% over the second quarter of 2015. During the quarter, we saw good revenue growth across all regions. As is typical during the first half of the year, we saw strong performance in sales to SMBs and departments within larger organizations. During the quarter, revenue from our newer products, namely Voice and Chat, continued to grow at high rates from a smaller base. Over the year, we will continue to invest in our expanded multi-product strategy, building a foundation for success. We expect revenue from these new products to grow and contribute more meaningfully to our overall results over future quarters.

12Zendesk Shareholder Letter - August 02 2016 We ended the second quarter of 2016 with more than 81,000 paid customer accounts, and as stated earlier, revenue growth has been consistent across our regions. In the second quarter of 2016, our revenue from customers outside the United States represented 46% of our total revenue. For the second quarter of 2016, our dollar-based net expansion rate was 118%. We report our expansion rate net of churn and contraction. We have previously indicated our expectation that our long-term expansion rate would decline over time as our revenue base increases. Consistent with our guidance last quarter, as we reach the anniversary of prior years’ step-up improvements, we expected the modest decline in our dollar- based net expansion rate to occur in the second quarter of 2016 and the next few quarters. Paid Customer Accounts Worldwide: >81,000 1,000+ paid customer accounts 500-999 paid customer accounts 100-499 paid customer accounts <100 paid customer accounts EMEA 28% Other 18% US 54% Revenue by geographic area

13Zendesk Shareholder Letter - August 02 2016 Financial Measures and Cash Flow Our mission to demonstrate scale through year-over-year margin improvement continued during the second quarter of 2016. During this quarter, we achieved gross margin expansion based primarily on more efficient use of our data center capacity. GAAP gross margin increased to 69.1% in the second quarter of 2016 compared to 68.6% in the first quarter of 2016. GAAP gross margin in the second quarter of 2015 was 66.5%. Non-GAAP gross margin increased to 73.3% in the second quarter of 2016 compared to 73.0% in the first quarter of 2016. Non-GAAP gross margin in the second quarter of 2015 was 70.2%. GAAP operating loss for the second quarter of 2016 was $26.3 million compared to GAAP operating loss for the first quarter of 2016 of $26.7 million. GAAP operating loss for the second quarter of 2015 was $20.9 million. Non-GAAP operating loss for the second quarter of 2016 was $5.6 million, which was better than our outlook for the quarter, and compares to non-GAAP operating loss for the first quarter of 2016 of $6.8 million. Non- GAAP operating loss for the second quarter of 2015 was $6.5 million. Our GAAP operating margin improvement is attributed to overall productivity gains in sales and marketing and administrative costs, including better utilization of our office space. GAAP operating margin improved to -35.4% in the second quarter of 2016 from -39.0% in the first quarter of 2016 and -43.4% in the second quarter of 2015. Non-GAAP operating margin improved to -7.6% in the second quarter of 2016 from -9.9% in the first quarter of 2016 and -13.4% in the second quarter of 2015. Our GAAP net loss was $26.3 million or $0.28 per share for the second quarter of 2016 compared to GAAP net loss of $27.2 million or $0.30 per share for the first quarter of 2016. GAAP net loss was $21.5 million and $0.25 per share for the second quarter of 2015. Our non-GAAP net loss was $5.6 million or $0.06 per share for the second quarter of 2016 compared to non-GAAP net loss of $7.3 million or $0.08 per share for the first quarter of 2016. Non-GAAP net loss was $7.0 million or $0.08 per share for the second quarter of 2015. Weighted average shares used to compute both GAAP and non-GAAP net loss per share for the second quarter of 2016 was 92.2 million. Non-GAAP results for the second quarter of 2016 exclude $19.7 million in share-based compensation and related expenses (including $0.7 million of employer tax related to employee stock transactions and $0.4 million of amortized share-based compensation capitalized in internal-use software) and $1.0 million of amortization of purchased intangibles. Non-GAAP results for the first quarter of 2016 exclude $19.0 million in share-based compensation and related expenses (including $0.8 million of employer tax related to employee stock transactions and $0.5 million of amortized share- based compensation capitalized in internal-use software) and $0.9 million of amortization of purchased intangibles. Non-GAAP results for the second quarter of 2015 exclude $14.0 million in share-based compensation and related expenses (including $0.4 million of employer tax related to employee stock transactions and $0.3 million of amortized share-based compensation capitalized in internal-use software) and $0.4 million of amortization of purchased intangibles. During the second quarter of 2016, net cash from operating activities was -$0.03 million. We ended the second quarter of 2016 with $118.0 million of cash and equivalents, and we had an additional $106.1 million of short-term marketable securities.

14Zendesk Shareholder Letter - August 02 2016 Guidance Our traditional online, low-touch business continues to grow at a natural and highly predictable pace. At the same time, we enter the second half of 2016 with a growing pipeline of new and larger prospective customers and opportunities. The evolution of our core product to meet mid-market and enterprise customers’ needs, new features and product introductions, and our brand awareness campaigns have provided us a foundation upon which we believe we can capitalize on these larger opportunities in the second half of 2016 and in 2017. We’re also very excited by the immediate impact our new leaders have had on helping us to understand the different dynamics of this segment of our business and setting up the company to execute on this strategy. Our financial guidance for the remainder of 2016 reflects the fact that many of our nascent go-to-market strategies to capitalize on these opportunities are gaining ground. We are confident that our long-term success in this segment will fuel a continued healthy revenue growth rate. For the third quarter of 2016, we expect revenue to range between $78.0 and $80.0 million, and we expect our GAAP operating loss to range between $27.4 and $28.4 million. We expect our non-GAAP operating loss for the third quarter of 2016 to range between $5.5 and $6.5 million. Our GAAP operating loss for the third quarter of 2016 is estimated to include share- based compensation and related expenses of approximately $20.9 million and amortization of purchased intangibles of approximately $1.0 million. For the full year of 2016, we expect revenue to range between $307.0 and $311.0 million. We expect our GAAP operating loss for the full year of 2016 to range between $108.9 and $110.9 million, and we expect our non- GAAP operating loss to range between $21.0 and $23.0 million. Our GAAP operating loss for the full year of 2016 is estimated to include share-based compensation and related expenses of approximately $84.1 million and amortization of purchased intangibles of approximately $3.8 million. The timing of our data center investments and our decision to supplement our colocated data center investments with the use of cloud infrastructure solutions may impact the allocation of cash flows between cash flows from operations and cash used for investing activities. We currently estimate our net cash from operating activities for the third and fourth quarter of 2016 to be positive. We continue to target to be free cash flow positive for the full year 2017. This target regarding free cash flow includes cash used for purchases of property and equipment and internal-use software development costs. We have not reconciled free cash flow guidance to net cash from operating activities for this future period because we do not provide guidance on the reconciling items between net cash from operating activities and free cash flow, as a result of the uncertainty regarding, and the potential variability of, these items. The actual amount of such reconciling items will have a significant impact on our free cash flow and, accordingly, a reconciliation of net cash from operating activities to free cash flow for the period is not available without unreasonable effort. Finally, we estimate we will have approximately 93.8 million weighted average shares outstanding for the third quarter of 2016 and 93.0 million weighted average shares outstanding for the full year of 2016, each based only on current shares outstanding and anticipated activity associated with equity incentive plans.

15Zendesk Shareholder Letter - August 02 2016 Condensed consolidated statements of operations (In thousands, except per share data; unaudited) Three Months Ended June 30, Six Months Ended June 30, 2016 2015 2016 2015 Revenue $ 74,200 $ 48,227 $ 142,659 $ 90,461 Cost of revenue 22,936 16,162 44,452 30,452 Gross profit 51,264 32,065 98,207 60,009 Operating expenses: Research and development 22,134 14,227 43,731 27,485 Sales and marketing 39,350 27,242 75,522 50,645 General and administrative 16,076 11,536 31,937 21,663 Total operating expenses 77,560 53,005 151,190 99,793 Operating loss (26,296) (20,940) (52,983) (39,784) Other income (expense), net 134 (343) 64 (574) Loss before provision for income taxes (26,162) (21,283) (52,919) (40,358) Provision for income taxes 92 199 506 292 Net loss (26,254) (21,482) (53,425) (40,650) Net loss per share, basic and diluted $ (0.28) $ (0.25) $ (0.58) $ (0.50) Weighted-average shares used to compute net loss per share, basic and diluted 92,174 86,390 91,351 81,390

16Zendesk Shareholder Letter - August 02 2016 June 30, 2016 December 31, 2015 Assets Current assets: Cash and cash equivalents $ 118,036 $ 216,226 Marketable securities 106,130 29,414 Accounts receivable, net of allowance for doubtful accounts of $834 and $763 as of June 30, 2016 and December 31, 2015, respectively 28,666 26,168 Prepaid expenses and other current assets 19,645 11,423 Total current assets 272,477 283,231 Marketable securities, noncurrent 51,625 22,336 Property and equipment, net 55,734 56,540 Goodwill and intangible assets, net 55,948 57,050 Other assets 4,157 3,529 Total assets $ 439,941 $ 422,686 Liabilities and stockholders’ equity Current liabilities: Accounts payable $ 6,481 $ 9,332 Accrued liabilities 11,962 9,742 Accrued compensation and related benefits 15,183 14,115 Deferred revenue 101,042 84,210 Total current liabilities 134,668 117,399 Deferred revenue, noncurrent 1,316 1,405 Other liabilities 11,240 10,592 Total liabilities 147,224 129,396 Stockholders’ equity: Preferred stock, par value $0.01 per share — — Common stock, par value $0.01 per share 937 905 Additional paid-in capital 563,600 511,183 Accumulated other comprehensive loss (1,823) (2,225) Accumulated deficit (269,345) (215,921) Treasury stock, at cost (652) (652) Total stockholders’ equity 292,717 293,290 Total liabilities and stockholders’ equity $ 439,941 $ 422,686 Condensed consolidated balance sheets (In thousands, except par value; unaudited)

17Zendesk Shareholder Letter - August 02 2016 Condensed consolidated statements of cash flows (In thousands; unaudited) Three Months Ended June 30, 2016 2015 Cash flows from operating activities $ (26,254) $ (21,482) Net loss Adjustments to reconcile net loss to net cash (used in) provided by operating activities: Depreciation and amortization 6,621 4,581 Share-based compensation 18,646 13,387 Other 196 146 Excess tax benefit from share-based awad activity — (95) Changes in operating assets and liabilities: Accounts receivable (4,325) (2,755) Prepaid expenses and other current assets (8,722) (2,468) Other assets and liabilities 3 (727) Accounts payable 1,272 (51) Accrued liabilities (504) (53) Accrued compensation and related benefits 3,164 578 Deferred revenue 9,874 9,363 Net cash (used in) provided by operating activities (29) 424 Cash flows from investing activities Purchases of property and equipment (5,161) (4,050) Internal-use software development costs (1,422) (1,066) Purchases of marketable securities (115,376) (21,046) Proceeds from maturities of marketable securities 6,425 10,500 Proceeds from sale of marketable securities 6,027 9,177 Net cash used in investing activities (109,507) (6,485) Cash flows from financing activities Issuance costs related to follow-on public offering — (684) Proceeds from exercise of employee stock options 7,472 2,038 Taxes paid related to net share settlement of equity awards (156) (121) Proceeds from employee stock purchase plan 2,528 2,480 Excess tax benefit from share-based awad activity — 95 Principal payments on debt (323) (6,198) Net cash provided by (used in) financing activities 9,521 (2,390) Effect of exchange rate changes on cash and cash equivalents 260 (101) Net decrease in cash and cash equivalents (99,755) (8,552) Cash and cash equivalents at the beginning of period 217,791 264,221 Cash and cash equivalents at the end of period $ 118,036 $ 255,669

Zendesk Shareholder Letter - August 02 2016 18

Non-GAAP results

(In thousands, except per share data) The following table shows Zendesk's GAAP results reconciled to non-GAAP results included in this release.

	Three Months Ended June 30, 2016	Three Months Ended June 30, 2015	Six Months Ended June 30, 2016	Six Months Ended June 30, 2015
Reconciliation of gross profit and gross margin				
GAAP gross profit	$ 51,264	$ 32,065	$ 98,207	$ 60,009
Plus: Share-based compensation	1,802	1,114	3,435	2,004
Plus: Employer tax related to equity transactions	95	32	193	108
Plus: Amortization of purchased intangibles	846	359	1,677	707
Plus: Amortization of share-based compensation capitalized in internal-use software	380	281	836	484
Non-GAAP gross profit	$ 54,387	$ 33,851	$ 104,348	$ 63,312
GAAP gross margin	69%	66%	69%	66%
Non-GAAP adjustments	4%	4%	4%	4%
Non-GAAP gross margin	73%	70%	73%	70%
Reconciliation of operating expenses				
GAAP research and development	$ 22,134	$ 14,227	$ 43,731	$ 27,485
Less: Share-based compensation	(6,749)	(4,446)	(13,376)	(8,510)
Less: Employer tax related to equity transactions	(277)	(128)	(571)	(260)
Non-GAAP research and development	$ 15,108	$ 9,653	$ 29,784	$ 18,715
GAAP research and development as percentage of revenue	30%	30%	31%	30%
Non-GAAP research and development as percentage of revenue	20%	20%	21%	21%
GAAP sales and marketing	$ 39,350	$ 27,242	$ 75,522	$ 50,645
Less: Share-based compensation	(5,684)	(3,937)	(11,123)	(6,369)
Less: Employer tax related to equity transactions	(167)	(126)	(390)	(251)
Less: Amortization of purchased intangibles	(106)	(78)	(208)	(167)
Non-GAAP sales and marketing	$ 33,393	$ 23,101	$ 63,801	$ 43,858
GAAP sales and marketing as percentage of revenue	53%	56%	53%	56%
Non-GAAP sales and marketing as percentage of revenue	45%	48%	45%	48%
GAAP general and administrative	$ 16,076	$ 11,536	$ 31,937	$ 21,663
Less: Share-based compensation	(4,410)	(3,890)	(8,407)	(6,731)
Less: Employer tax related to equity transactions	(148)	(80)	(342)	(238)
Non-GAAP general and administrative	$ 11,518	$ 7,566	$ 23,188	$ 14,694
GAAP general and administrative as percentage of revenue	22%	24%	22%	24%
Non-GAAP general and administrative as percentage of revenue	16%	16%	16%	16%

19Zendesk Shareholder Letter - August 02 2016 Three Months Ended June 30, Six Months Ended June 30, 2016 2015 2016 2015 Reconciliation of operating loss and operating margin GAAP operating loss $ (26,296) $ (20,940) $ (52,983) $ (39,784) Plus: Share-based compensation 18,645 13,387 36,341 23,614 Plus: Employer tax related to equity transactions 687 366 1,496 857 Plus: Amortization of purchased intangibles 952 437 1,885 874 Plus: Amortization of share-based compensation capitalized in internal-use software 380 281 836 484 Non-GAAP operating loss $ (5,632) $ (6,469) $ (12,425) $ (13,955) GAAP operating margin (35)% (43)% (37)% (44)% Non-GAAP adjustments 27% 30% 28% 29% Non-GAAP operating margin (8)% (13)% (9)% (15)% Reconciliation of net loss GAAP net loss $ (26,254) $ (21,482) $ (53,425) $ (40,650) Plus: Share-based compensation 18,645 13,387 36,341 23,614 Plus: Employer tax related to equity transactions 687 366 1,496 857 Plus: Amortization of purchased intangibles 952 437 1,885 874 Plus: Amortization of share-based compensation capitalized in internal-use software 380 281 836 484 Non-GAAP net loss $ (5,590) $ (7,011) $ (12,867) $ (14,821) Reconciliation of net loss per share, basic and diluted GAAP net loss per share, basic and diluted $ (0.28) $ (0.25) $ (0.58) $ (0.50) Non-GAAP adjustments to net loss 0.22 0.17 0.44 0.32 Non-GAAP net loss per share, basic and diluted $ (0.06) $ (0.08) $ (0.14) $ (0.18) Weighted-average shares used to compute net loss per share, basic and diluted 92,174 86,390 91,351 81,390 Computation of free cash flow Net cash provided by (used in) operating activities $ (29) $ 424 $ 4,560 $ (4,773) Less: purchases of property and equipment (5,161) (4,050) (8,410) (7,406) Less: internal-use software development costs (1,422) (1,066) (2,773) (2,383) Free cash flow $ (6,612) $ (4,692) $ (6,623) $ (14,562) (continued...) Non-GAAP results (In thousands, except per share data) The following table shows Zendesk’s GAAP results reconciled to non-GAAP results included in this release.

20Zendesk Shareholder Letter - August 02 2016 About non-GAAP financial measures To provide investors and others with additional information regarding Zendesk’s results, the following non-GAAP financial measures were disclosed: non-GAAP gross profit and gross margin, non-GAAP operating expenses, non-GAAP operating loss and operating margin, non-GAAP net loss attributable to common stockholders, non-GAAP net loss per share attributable to common stockholders, basic and diluted, non-GAAP weighted-average shares used to compute net loss per share attributable to common stockholders, basic and diluted, and free cash flow. Specifically, Zendesk excludes the following from its historical and prospective non-GAAP financial measures, as applicable: Share-based Compensation and Amortization of Share-based Compensation Capitalized in Internal-use Software: Zendesk utilizes share-based compensation to attract and retain employees. It is principally aimed at aligning their interests with those of its stockholders and at long-term retention, rather than to address operational performance for any particular period. As a result, share-based compensation expenses vary for reasons that are generally unrelated to financial and operational performance in any particular period. Employer Tax Related to Employee Stock Transactions: Zendesk views the amount of employer taxes related to its employee stock transactions as an expense that is dependent on its stock price, employee exercise and other award disposition activity, and other factors that are beyond Zendesk’s control. As a result, employer taxes related to its employee stock transactions vary for reasons that are generally unrelated to financial and operational performance in any particular period. Amortization of Purchased Intangibles and Acquisition Related Expenses: Zendesk views amortization of purchased intangible assets, including the amortization of the cost associated with an acquired entity’s developed technology, as items arising from pre-acquisition activities determined at the time of an acquisition. While these intangible assets are evaluated for impairment regularly, amortization of the cost of purchased intangibles is an expense that is not typically affected by operations during any particular period. Zendesk views acquisition related expenses as events that are not necessarily reflective of operational performance during a period. In particular, Zendesk believes the consideration of measures that exclude such expenses can assist in the comparison of operational performance in different periods which may or may not include such expenses. Zendesk provides disclosures regarding its free cash flow, which is defined as net cash from operating activities, less purchases of property and equipment and internal-use software development costs. Zendesk uses free cash flow, among other measures, to evaluate the ability of its operations to generate cash that is available for purposes other than capital expenditures and capitalized software development costs. Zendesk believes that information regarding free cash flow provides investors with an important perspective on the cash available to fund ongoing operations. Zendesk uses non-GAAP financial information to evaluate its ongoing operations and for internal planning and forecasting purposes. Zendesk's management does not itself, nor does it suggest that investors should, consider such non-GAAP financial measures in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. Zendesk presents such non-GAAP financial measures in reporting its financial results to provide investors with an additional tool to evaluate Zendesk's operating results. Zendesk believes these non-GAAP financial measures are useful because they allow for greater transparency with respect to key metrics used by management in its financial and operational decision-making. This allows investors and others to better understand and evaluate Zendesk’s operating results and future prospects in the same manner as management. Zendesk's management believes it is useful for itself and investors to review, as applicable, both GAAP information that may include items such as share- based compensation expense, amortization of share-based compensation capitalized in internal-use software, amortization of purchased intangibles, transaction costs related to acquisitions, and the non-GAAP measures that exclude such information in order to assess the performance of Zendesk's business and for planning and forecasting in subsequent periods. When Zendesk uses such a non-GAAP financial measure with respect to historical periods, it provides a reconciliation of the non-GAAP financial measure to the most closely comparable GAAP financial measure. When Zendesk uses such a non-GAAP financial measure in a forward-looking manner for future periods and a reconciliation is not determinable without unreasonable effort, Zendesk provides the reconciling information that is determinable without unreasonable effort and identifies the information that would need to be added or subtracted from the non-GAAP measure to arrive at the most directly comparable GAAP measure. Investors are encouraged to review the related GAAP financial measures and the reconciliation of these non-GAAP financial measures to their most directly comparable GAAP financial measure as detailed above.

21Zendesk Shareholder Letter - August 02 2016 About operating metrics Zendesk reviews a number of operating metrics to evaluate its business, measure performance, identify trends, formulate business plans, and make strategic decisions. These include the number of paid customer accounts for its customer service platform and live chat software, dollar-based net expansion rate, monthly recurring revenue represented by its churned customers, and the percentage of its monthly recurring revenue originating from customers with more than 100 agents. Zendesk defines the number of paid customer accounts at the end of any particular period as the sum of the number of accounts on its customer service platform, exclusive of its Starter plan, free trials or other free services, and the number of accounts using its live chat software, exclusive of free trials or other free services, each as of the end of the period and as identified by a unique account identifier. Use of Zendesk’s customer service platform and live chat software requires separate subscriptions and each of these accounts are treated as a separate paid customer account. Existing customers may also expand their utilization of our customer service platform or live chat software by adding new accounts and a single consolidated organization or customer may have multiple accounts across each of Zendesk’s customer service platform and live chat software to service separate subsidiaries, divisions, or work processes. Each of these accounts is also treated as a separate paid customer account. Zendesk does not currently incorporate accounts using its analytics software into the determination of the number of paid customer accounts. Accounts that subscribe to Zendesk’s Essential plan are included in the determination of the number of paid customer accounts. Zendesk’s dollar-based net expansion rate provides a measurement of its ability to increase revenue across its existing customer base through expansion of authorized agents associated with a paid customer account, upgrades in subscription plan, and the purchase of additional features on Zendesk’s customer service platform, such as voice subscriptions, as offset by churn, contraction in authorized agents associated with a paid customer account, and downgrades in subscription plans. Zendesk’s dollar-based net expansion rate is based upon monthly recurring revenue for a set of paid customer accounts on its customer service platform and live chat software. Monthly recurring revenue for a paid customer account is a legal and contractual determination made by assessing the contractual terms of each paid customer account, as of the date of determination, as to the revenue Zendesk expects to generate in the next monthly period for that paid customer account, assuming no changes to the subscription and without taking into account any one-time discounts or any platform usage above the subscription base, if any, that may be applicable to such subscription. Monthly recurring revenue is not determined by reference to historical revenue, deferred revenue or any other United States generally accepted accounting principles, or GAAP, financial measure over any period. It is forward-looking and contractually derived as of the date of determination. Zendesk calculates its dollar-based net expansion rate by dividing the retained revenue net of contraction and churn by Zendesk’s base revenue. Zendesk defines its base revenue as the aggregate monthly recurring revenue of the paid customer accounts on Zendesk’s customer service platform and live chat software as of the date one year prior to the date of calculation. Zendesk defines the retained revenue net of contraction and churn as the aggregate monthly recurring revenue of the same customer base included in the measure of base revenue at the end of the annual period being measured. The dollar-based net expansion rate is also adjusted to eliminate the effect of certain activities that we identify involving the transfer of agents between paid customer accounts, consolidation of customer accounts, or the split of a single paid customer account into multiple paid customer accounts. In addition, the dollar-based net expansion rate is adjusted to include paid customer accounts in the customer base used to determine retained revenue net of contraction and churn that share common corporate information with customers in the customer base that is used to determine the base revenue. Giving effect to this consolidation results in Zendesk’s dollar-based net expansion rate being calculated across approximately 70,900 customers, as compared to the approximately 81,500 total paid customer accounts as of June 30, 2016. To the extent that Zendesk can determine that the underlying customers do not share common corporate information, Zendesk does not aggregate paid customer accounts associated with reseller and other similar channel arrangements for the purposes of determining its dollar-based net expansion rate. While not material, Zendesk believes the failure to account for these activities would otherwise skew the dollar-based net expansion metrics associated with customers that maintain multiple paid customer accounts on its customer service platform or live chat software and paid customer accounts associated with reseller and other similar channel arrangements. Starting in the quarter ended March 31, 2016, Zendesk began incorporating operating metrics associated with its live chat software into its dollar-based net expansion rate. Zendesk does not currently incorporate operating metrics associated with its analytics software into its measurement of dollar- based net expansion rate.

Zendesk Shareholder Letter - August 02 2016 22

For a more detailed description of how Zendesk calculates its dollar-based net expansion rate, please refer to Zendesk's periodic reports filed with the Securities and Exchange Commission.

Zendesk calculates its monthly recurring revenue represented by its churned customers on an annualized basis by dividing base revenue associated with paid customer accounts on Zendesk's customer service platform that churn, either by termination of the subscription or failure to renew, during the annual period being measured, by Zendesk's base revenue. Zendesk's monthly recurring revenue represented by its churned customers excludes expansion or contraction associated with paid customer accounts on Zendesk's customer service platform and the effect of upgrades or downgrades in subscription plan. The monthly recurring revenue represented by its churned customers is adjusted to exclude paid customer accounts that churned from the customer base used that share common corporate information with customer accounts that did not churn from the customer base during the annual period being measured. While not material, Zendesk believes the failure to make this adjustment could otherwise skew the monthly recurring revenue represented by its churned customers as a result of customers that maintain multiple paid customer accounts on its customer service platform.

Zendesk's percentage of monthly recurring revenue that is generated by customers with 100 or more agents is determined by dividing the monthly recurring revenue for paid customer accounts with more than 100 agents on its customer service platform as of the measurement date by the monthly recurring revenue for all paid customer accounts on its customer service platform as of the measurement date. Zendesk determines the customers with 100 or more agents as of the measurement date based on the number of activated agents at the measurement date and includes adjustments to aggregate paid customer accounts that share common corporate information.

Zendesk determines the annualized value of a contract by annualizing the monthly recurring revenue for such contract.

Zendesk does not currently incorporate operating metrics associated with its live chat software or its analytics software into its measurement of monthly recurring revenue represented by its churned customers or percentage of monthly recurring revenue that is generated by customers with 100 or more agents.

Zendesk's freemium plans include its Starter plan for its customer service platform, its Lite plan for its live chat software, and its Inbox service for facilitating and simplifying email collaboration on group email aliases. Zendesk believes these services provide exposure to its brand and establish a relationship that can facilitate further adoption of its customer service platform and live chat software as organizations grow in size and their service needs grow more complex. A customer account on Zendesk's freemium plans is considered active based on whether functionality of the service has been utilized within the 90-day period preceding the measurement date. A single consolidated organization or customer may have multiple freemium customer accounts across each of Zendesk's customer service platform, live chat software, Inbox service. Each of these accounts is treated as a separate customer account on our freemium products.

About customer metrics

	June 30, 2015	September 30, 2015	December 31, 2015	March 31, 2016	June 30, 2016
Paid Customer Accounts on the Customer Engagement Platform (approx.)	31,100	32,700	35,700	39,900	43,700
+ Paid Customer Accounts on the Live Chat Platform (approx.)	29,600	31,500	33,400	35,700	37,800
= Approximate Number of Paid Customer Accounts	60,700	64,300	69,100	75,600	81,500

Source and Contact: Zendesk, Inc.

Investor Contact:

Marc Cabi, +1 415-852-3877

ir@zendesk.com

Media Contact:

Tian Lee, +1 415-231-0847

press@zendesk.com